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                                                                   EXHIBIT 10.58

                                                               EXECUTION VERSION
                                                    INTEL/CLEARWIRE CONFIDENTIAL

June 28, 2006

Intel Pacific, Inc.
c/o Intel Corporation
2200 Mission College Blvd., RN6-46
Santa Clara, CA 95054-1549
Attn: Intel Capital Portfolio Manager

Ladies and Gentlemen:

     In consideration for the purchase by Intel Pacific, Inc. ("INTEL") of shares of Class A Common Stock and Class B Common Stock of Clearwire Corporation, a Delaware corporation (the "COMPANY"), pursuant to that certain Common Stock Purchase Agreement dated as of June 28, 2006 (the "PURCHASE AGREEMENT"), the Company and Intel agree to the terms and obligations of this side letter agreement (this "AGREEMENT"), and Eagle River Holdings, LLC ("EAGLE RIVER") shall be a party to this Agreement solely for the purpose of Section 7 herein.

     The Company and Intel desire to enter into this Agreement in order to amend, restate and replace certain rights and obligations under the side letter agreement between the Company, Intel Capital Corporation ("INTEL SUB") and certain other holders of the Company's capital stock dated October 13, 2004 (the "PRIOR SIDE LETTER AGREEMENT") with the rights and obligations set forth in this Agreement. Section 5.3 of the Prior Side Letter Agreement provides that the Prior Side Letter Agreement may be amended by the written consent of written consent of Intel Sub and Company.

     As used herein, "INTEL" shall refer to Intel, Intel Sub, its ultimate parent company, Intel Corporation, and/or one or more of the other direct or indirect subsidiaries of Intel Corporation. Terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement, other than defined terms set forth in Section 6 hereof which shall have the meaning assigned to them in the Stockholders Agreement (as defined below). This Agreement shall amend and restate the Prior Side Letter Agreement in its entirety and the Prior Side Letter Agreement shall terminate and no longer have any force or effect.

1.   Confidentiality.

1.1 Disclosure of Current Terms. The Company acknowledges that the terms and conditions (collectively, the "TRANSACTION TERMS") of this Agreement, the Purchase Agreement, the Investor Rights Agreement, the Voting Agreement, the Joinder Agreement, the Collaboration Agreement, and all exhibits, restatements and amendments thereto (collectively, the "TRANSACTION DOCUMENTS"), shall be considered confidential information and shall not be disclosed by the Company to any third party except in accordance with the provisions set forth below.


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1.2  Continuing Obligations Regarding the Financing Agreements. The Company
     acknowledges that the terms and conditions (collectively, the "FINANCING TERMS") of the Prior Side Letter Agreement, the Joinder Agreement dated October 13, 2004 relating to the Stockholders Agreement, the Joinder Agreement dated October 13, 2004 relating to the Registration Rights Agreement dated March 16, 2004, and the Purchase Agreement dated October 13, 2004 and all exhibits, restatements and amendments thereto (collectively, the "FINANCING AGREEMENTS") shall be considered confidential information and shall not be disclosed by the Company to any third party except in accordance with the provisions set forth below and except as disclosed by the Company in its S-1 Registration Statement filed with the U.S. Securities and Exchange Commission (the "SEC") on May 11, 2006.

1.3 Press Releases with Regard to the Intel Agreements. The Company and Intel agree that there shall be no press release or other public statement issued by either party relating to the Transaction Documents or the transactions contemplated hereby, without the prior written consent of each party. Following an agreed upon press release or other public announcement, Intel's name and the fact that Intel is an investor in the Company may be included in a reusable press release boilerplate statement, so long as Intel has given the Company its initial approval of such boilerplate statement and the boilerplate statement is reproduced in exactly the form in which it was approved. No other public announcement regarding Intel in a press release, conference, advertisement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without Intel's prior written consent.

1.4 Permitted Disclosures. The Company may disclose (a) Financing Agreements, Financing Terms, Transaction Documents and Transaction Terms, other than the Collaboration Agreement, to its current or bona fide prospective investors, acquirors of the Company or any of its assets, recipients of the Company's securities in current or future acquisitions by the Company, strategic partners, employees, investment bankers, lenders, accountants, auditors and attorneys, in each case, only where such persons or entities to whom disclosure is proposed are under reasonable nondisclosure obligations, (b) the Company may disclose solely the fact that Intel is an investor in the Company to any third parties without the requirement for the consent of Intel or nondisclosure obligations; and (c) the Company shall have the right to disclose to third parties any information regarding the Financing Terms and/or Transaction Terms disclosed in a press release or other public announcement by Intel or by the Company, subject to compliance with Section 1.1 above. Notwithstanding anything else in this Agreement or the other Transaction Agreements, including, without limitation, the immediately preceding sentence and Section 13.11 of the Collaboration Agreement, but subject to Section 1.5 below, none of the terms and conditions of the Collaboration Agreement, the commercial relationship established thereunder or any Confidential Information relating thereto shall be disclosed by the Company or any of its affiliates without Intel's prior written consent; provided, that, a redacted version of the Collaboration Agreement, in a form prepared by Intel which shall be reasonably acceptable to the Company, may be disclosed by the Company to any of the persons or entities set forth in clause (a) of the preceding sentence, in each case, only where such persons or entities are under reasonable nondisclosure obligations; provided, further,


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     that the Company may incorporate, to the extent reasonable and necessary, the economic terms of the Collaboration Agreement into financial models prepared by the Company for such persons or entities and deliver such financial models to such persons or entities that are under reasonable nondisclosure obligations.

1.5 Legally Compelled Disclosure. In the event that the Company is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations), in the opinion of the Company's legal counsel, to disclose the existence of any of the Financing Agreements, Financing Terms, Transaction Documents and/or Transaction Terms hereof in contravention of Section 1 of this Agreement, to the extent it is lawful to do so, the Company shall provide Intel with prompt written notice of that fact before such disclosure and, if requested in writing by Intel before such disclosure, will fully cooperate with Intel to use its commercially reasonable efforts to seek a protective order, confidential treatment, or other appropriate remedy with respect to the disclosure; provided, that, Intel agree to reimburse the Company for any reasonable costs and expenses it incurs in connection therewith not to exceed $35,000. If a protective order, confidential treatment or other remedy is not obtained, the Company shall furnish for disclosure only that portion of the information which, in the opinion of the Company's legal counsel, is legally required and the disclosure of such information shall not result in liability hereunder. The Company agrees that, to the extent it is lawful to do so, it will provide Intel with drafts of any documents, press releases or other filings in which the Company is required, in the opinion of the Company's legal counsel, to disclose any of the Financing Agreements, Financing Terms, Transaction Documents and/or Transaction Terms or any other confidential information subject to the terms of this Agreement at least five (5) business days prior to the filing or disclosure thereof (or, if the filing or disclosure thereof is subject to a deadline which is less than five business days from the date the legal requirement arises, as much time before the deadline as reasonably practicable), and that it will make any changes related to the disclosure of confidential information in such materials as reasonably requested by Intel within a reasonable period of time, and prior to any filing deadline, if applicable, to the extent permitted by law or any rules and regulations of the SEC or the FCC, as applicable. If, as permitted above, confidential treatment is requested by Intel, the Company agrees to file such a request and use commercially reasonable efforts in responding to any SEC or FCC comments to pursue assurance that confidential treatment will be granted, fully cooperating with Intel (including, without limitation, providing Intel with the opportunity to review and comment on the request and the responses to any such SEC comments). The Company will not file this Agreement or the other Financing Documents or Transaction Documents with any governmental authority or any regulatory body, or disclose the identity of Intel or any other Financing Terms or Transaction Terms in any filing except as permitted above. Notwithstanding the foregoing, to the extent required to be disclosed by the Company under 47 CFR 1.2112(a), the number of shares held by Intel and the percentage interest of Intel in the Company may be disclosed by the Company without the requirement for the consent of Intel or procedures set forth in this Section 1.4.


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1.6  Confidential Information. The disclosure and exchange of Confidential
     Information (as defined in the CNDA) between the Company and Intel Corporation (including any Intel board observer) shall be governed solely by the terms of the Corporate Non-Disclosure Agreement No. 6061146 dated August 4, 2004 (the "CNDA") executed between the Company and Intel. Without limiting the foregoing, the Company agrees that neither the confidentiality terms set forth in Section 13.15 of the Stockholders Agreement nor any similar confidentiality obligation or restriction contained in any of the Financing Agreements (except for this Agreement) shall be binding upon Intel.

2.   Additional Information Rights.

2.1 The Company shall include a capitalization table, certified by the Chief Financial Officer of the Company and showing the current owners of the Company's capital stock, with the quarterly financial statements delivered pursuant to Section 9.0l(b) of the Stockholders Agreement and deliver such capitalization to Intel.

2.2 The parties agree that Intel will have the right to either perform an annual audit of the Company's and any of its consolidated subsidiaries' books and records, accounting policies, internal controls processes, and other information relevant to the Company's financial statements ("FINANCIAL INFORMATION") or annual review of the Company's external auditors' workpapers, at its own expense and as reasonably requested by Intel, which audit or workpaper review shall occur during normal business hours. In addition, Intel will have the right to audit specific transactions, and to make inquiries of management, review policies and positions papers in connection with such transactions, and to review original documents supporting such transaction, such as purchase orders, invoices, signed agreements, and other evidence (the "TRANSACTION INFORMATION") as reasonably needed to ensure accuracy of financial statement data. In connection with such audit, the Company agrees that it will cooperate with Intel and Intel's representatives to provide all requested Financial Information and Transaction Information either verbally or in writing, at Intel's option, and to grant access to its employees and its external accounting firm as reasonably deemed necessary and appropriate by Intel or Intel's representatives in order to perform such review.

3.   Board Observer.

3.1 Intel Representative. So long as Intel beneficially owns, either directly or indirectly, at least five percent (5%) of the issued and outstanding capital stock of the Company (or any security exercisable or exchangeable for or issued or issuable on conversion thereof) of the Company, and if Intel no longer has the right to designate and nominate a director pursuant to the Voting Agreement, the Company will permit a representative of Intel (the "OBSERVER") to attend all meetings of the Company's Board of Directors (the "BOARD") and all committees thereof (whether in person, telephonic or other) in a non-voting, observer capacity and shall provide to Intel, concurrently with the members of the Board, and in the same manner, notice of such meeting and a copy of all materials provided to such members. The Company may, in its sole discretion, invite one or more additional representatives of Intel to attend meetings of the Board


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     as additional Observers; provided that the terms set forth in this
     Agreement shall apply to the attendance of any such additional Observers.

3.2 Exclusion Rights. The Board shall have the right to exclude the Observer from portions of meetings of the Board or omit to provide the Observer with certain information if any of the Company's Chairman, Chief Executive Officer or a majority of the members of the Board believes in good faith that:

     (a) such exclusion or omission is necessary in order to: (i) preserve the Company's attorney-client privilege (based on the advice of Company counsel); (ii) protect the proprietary nature of such information or the Company's business objectives, opportunities and/or competitive positioning; or (iii) fulfill the Company's obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observer shall not be so excluded unless all other persons whose receipt of such materials or presence at a meeting would result in a violation of such third party confidentiality obligations are also excluded); or

     (b) such meeting or information involves information or analysis that would pose a conflict of interest for Intel.

4. Directors and Officers Insurance Covenant. The Company will purchase and maintain directors and officers insurance in an amount equal to not less than $50 million, and the directors appointed or designated by Intel shall be named as covered insureds thereunder. In the event the Company (i) merges with another entity and the Company is not the surviving entity or
     (ii) transfers all or substantially all of its assets, the Company shall ensure that the successor of the Company assumes the Company's obligations, hereunder and under the Company's Certificate of Incorporation and Bylaws, with respect to indemnification of the Company's directors and the maintenance of directors and officers insurance covering the Company's directors.

5. Termination of Put Option Agreement. The Put Option Agreement, dated October 13, 2004, by and between the Company and Intel Sub shall terminate as of the Closing and shall no longer have any force or effect.

6. Additional Preemptive Rights. In addition to the preemptive rights (the "PREEMPTIVE RIGHTS") granted to the Eligible Stockholders and the Eligible NextNet Stockholders pursuant to Section 1 of the Stockholders Agreement, in connection with each issuance of New Shares and upon the expiration of the period to exercise any Preemptive Rights with respect to any issuance of New Shares, the Company shall make an offering of any New Shares not purchased by (i) the Eligible Stockholders or the Eligible NextNet Stockholders pursuant to Section 1 of the Stockholders Agreement, or (ii) Bell Canada or ERH pursuant to Section 11 of the Side Agreement dated as of March 16, 2005, among the Company, ERH, and Bell Canada (collectively, the "UNPURCHASED SHARES"), to Intel and Motorola, Inc. ("MOTOROLA") in accordance with this Section 6.


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6.1  The Company shall deliver a notice (the "ADDITIONAL PREEMPTIVE RIGHTS
     NOTICE") to Intel and Motorola stating (i) the number of Unpurchased Shares, (ii) that each of Intel and Motorola is entitled to purchase up to 50% of the Unpurchased Shares, and (iii) that the Unpurchased Shares are being offered at the same price and on the same terms as previously offered to the Eligible Stockholders and the Eligible NextNet Stockholders.

6.2 By written notification received by the Company, within five (5) business days after the receipt of the Additional Preemptive Rights Notice, each of Intel and Motorola may elect to purchase, at the price and on the terms specified in the Additional Preemptive Rights Notice, up to 50% of the Unpurchased Shares. Such written notice shall be a binding, irrevocable commitment to purchase such Unpurchased Shares.

6.3 If either Intel or Motorola (as applicable, the "NON-PARTICIPATING PARTY") does not elect to purchase all of the Unpurchased Shares that such Non-Participating Party is entitled to purchase under Section 6.2 above, the Company must offer the unsubscribed portion of the Non-Participating Party's allocation of the Unpurchased Shares to the party (if any) that has elected to purchase all of its allocated portion of the Unpurchased Shares (the "PARTICIPATING PARTY") by delivering notice (the "NON-PARTICIPATION NOTICE") to the Participating Party stating the number of Unpurchased Shares that remain available for purchase (the "REMAINING UNPURCHASED SHARES").

6.4 By written notification received by the Company, within five (5) business days after the receipt of the Non-Participation Notice, the Participating Party may elect to purchase, at the price and on the terms specified in the Additional Preemptive Rights Notice, all or any part of the Remaining Unpurchased Shares. Such written notice shall be binding, irrevocable commitment to purchase such Remaining Unpurchased Shares.

6.5 If Intel and/or Motorola do not elect to subscribe for all New Shares that they are entitled to purchase under this Section 6, the Company may offer the unsubscribed portion of such New Shares to any Persons at a price not less than, and upon terms no more favorable to the offeree, than those specified in the Additional Preemptive Rights Notice, provided that the Company completes the offer and sale of such unsubscribed portion within 120 days after the date the applicable Issue Notice is first delivered to the stockholders under the Stockholders Agreement.

6.6  This Section 6 will terminate upon the closing of the Company's IPO.

6.7 Notwithstanding Section 1.04 of the Stockholders Agreement, if Intel or Motorola fails to fully exercise its preemptive rights pursuant to Sections
     1.01 or 1.02 of the Stockholders Agreement or this Section 6 of this Agreement at any time, Intel or Motorola shall continue to be entitled to its Preemptive Rights and Additional Preemptive Rights.


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7.   Limitations with Respect to McCaw Entities.

7.1 Commencing on the date of this Agreement and continuing thereafter for so long as Craig O. McCaw ("MCCAW") or any of the McCaw Entities (as defined in the Stockholders Agreement) (i) hold more than 25% of the voting power of the Company, either individually or in the aggregate and have at least one McCaw Representative on the Company's board of directors, or (ii) hold more than 45% of the voting power of the Company, either individually or in the aggregate neither McCaw nor any McCaw Entity (including without limitation Eagle River Holdings, LLC, Eagle River Investments, LLC and Eagle River, Inc, but excluding ICO Global Communications ("ICO") and the Company and any of their respective subsidiaries) will directly or indirectly, on behalf of any other person or entity, acquire any equity interest in, or act as a lender, employee or consultant to any company (excluding ICO and the Company and any of their respective subsidiaries) for whom a majority of its business, at the time of such acquisition or action, consists (or is expected to consist) of the provision of terrestrial based portable and/or mobile wireless broadband services in the United States ("NON-COMPETE BUSINESS"); provided, however, that the acquisition of a legal or beneficial ownership of a passive equity investment of no more than 10% of any entity shall not be deemed to constitute a violation of this provision. The foregoing limitations shall not apply to any acquisition of an equity interest in or actions as a lender to any Non-Compete Businesses ("COMPETITIVE OPPORTUNITY") if McCaw or the applicable McCaw Entity has made the Competitive Opportunity available to the Company, and the Company's independent directors have not directed the Company to pursue the Competitive Opportunity within thirty
     (30) days following the date on which McCaw or the applicable McCaw Entity sends notice to each of the Company's independent directors.

7.2 Eagle River hereby covenants and agrees that, if ICO acquires a controlling interest in, or a substantial portion of the assets of, a company or business that is a Non-Compete Business, as determined in good faith by the Disinterested Directors of the Company, then they shall take all necessary steps to ensure that no McCaw Representative shall simultaneously serve as a director of ICO and the Company.

7.3 For purposes of this Agreement, a McCaw Representative is any individual who is affiliated with the McCaw Entities as a director, principal, partner, consultant, employee, shareholder, member or someone with a relationship similar to those listed herein.

8.   Miscellaneous.

8.1 Notices. All notices, requests, demands, instructions, documents and other communications to be given under this Agreement to any party shall be in writing and sent to the address/fax number set forth on the signature page below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in writing to the other parties hereto).


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8.2  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8.3 Amendment and Waiver. Sections 1 through 6 and Section 8 of this Agreement may not be amended or modified without the written consent of Intel and Company. Section 7 of this Agreement may not be amended or modified without the written consent of Intel and Eagle River. No waiver of any provision of this Agreement shall be binding unless and until set forth expressly in writing and signed by the waiving party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision, or a waiver of any contemporaneous breach of any other term or provision, or a continuing waiver of the same or any other term or provision.

8.4 Specific Performance. The parties acknowledge that it will be impossible to measure in money the damage to them caused by any failure to comply with the covenants set forth in this Agreement, that each such covenant is material, and that in the event of any such failure, the injured party will not have an adequate remedy at law or in damages. Therefore, the parties consent to the issuance of an injunction or the enforcement of other equitable remedies against them at the suit of the other, without bond or other security, to compel performance of all of the terms of this Agreement, and waive the defense of the availability of relief in damages.

8.5 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

8.6 Enforceability: Conflicts. In all events, the terms and provisions of this Agreement shall be enforceable notwithstanding any conflicting term or provision set forth in any of the other Financing Agreements. In the event of any conflict between any term or provision of this Agreement and any term or provision set forth in any of the other Financing Agreements, such term or provision of this Agreement shall prevail over such term or provision set forth in any of the other Financing Agreements.

8.7 No Impairment. Each of the parties hereto agree not to take any voluntary action to avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights granted herein against impairment.

8.8 Further Assurances. Each of the parties hereto shall execute and deliver all additional documents and instruments and shall do any and all acts and things reasonably requested in connection with the performance of the obligations undertaken in the Agreement or otherwise to effectuate in good faith the intent of the parties.


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8.9  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Please confirm that the above correctly reflects our understanding and agreement with respect to the foregoing matters by signing the enclosed copy of this letter and returning such copy to the Company.

Very truly yours,

CLEARWIRE CORPORATION                   Address:
                                        Clearwire Corporation
                                        5808 Lake Washington Blvd. NE, Suite 300
By: /s/ Benjamin G. Wolff               Kirkland, WA 98033
    ---------------------------------   Facsimile No:(425)216-7900
Name: Benjamin G. Wolff                 Attn: Broady Hodder, General Counsel
Title: Co-Chief Executive Officer


Agreed and Accepted:   (STAMP)

INTEL PACIFIC, INC                      Address:
                                        Intel Pacific, Inc.
                                        c/o Intel Corporation
By: /s/ Arvind Sodhani                  2200 Mission College Blvd., RN6-46
    --------------------------------    Santa Clara, CA 95054-1549
Name: Arvind Sodhani                    Attn: Intel Capital Portfolio Manager
Title: President                        Fax Number: (408)765-6038

                                        With copy by e-mail to:
                                        portfolio.manager@intel.com


Agreed and Accepted:

EAGLE RIVER HOLDINGS, LLC               Address:
By: Eagle River, Inc.                   Eagle River Holdings, LLC
                                        2300 Carillon Point
                                        Kirkland, WA 98033
By: /s/ Benjamin G. Wolff               Fax Number: 425-828-8061
    ---------------------------------
Name: Benjamin G. Wolff
Title: President

                    [SIGNATURE PAGE TO CLEARWIRE SIDE LETTER]


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